UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under §240.14a-12

FS Bancorp, Inc.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 10, 2023

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of FS Bancorp, Inc. to be held at the 1st Security Bank Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 25, 2023 at 2:00 p.m., local time.

The notice of annual meeting of shareholders and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Directors and officers of FS Bancorp, Inc., as well as a representative of Moss Adams LLP, our independent registered public accounting firm, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at the meeting, whether or not you attend in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote via the Internet or by telephone, or by requesting, completing and mailing a proxy card. If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Joseph C. Adams

Joseph C. Adams
Chief Executive Officer

FS BANCORP, INC.

6920 220TH STREET SW

MOUNTLAKE TERRACE, WASHINGTON 98043

(425) 771-5299

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2023

Notice is hereby given that the annual meeting of shareholders of FS Bancorp, Inc. will be held at the 1st Security Bank Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 25, 2023, at 2:00 p.m., local time, for the following purposes:

Proposal 1.	Election of two directors to each serve for a three-year term.
Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement.
Proposal 3.	Ratification of the Audit Committee’s appointment of Moss Adams LLP as our independent registered public accounting firm for 2023.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 25, 2023. Our proxy statement and 2022 Annual Report to Shareholders are available at http://investorrelations.fsbwa.com/CorporateProfile. Directions to attend the annual meeting, where you may vote in person, can be found at http://investorrelations.fsbwa.com/sec-filings/annual-reports. Please also refer to the instructions on the Important Notice Regarding the Availability of Proxy Materials you received in the mail if you would like to receive a paper or emailed copy of the proxy materials.

The Board of Directors has fixed the close of business on March 24, 2023 as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof. To ensure that your shares are represented at the meeting, please take the time to vote your proxy, which is solicited by the Board of Directors. You may vote via the Internet or by telephone, or by requesting, signing, dating and mailing a proxy card. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Matthew D. Mullet

MATTHEW D. MULLET
SECRETARY

Mountlake Terrace, Washington
April 10, 2023

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum. You may vote via the Internet or by telephone. Alternatively, if you request a paper copy of the proxy materials, a pre-addressed envelope will be provided for your convenience. No postage is necessary if mailed in the United States.

PROXY STATEMENT

OF

FS BANCORP, INC.

6920 220TH STREET SW

MOUNTLAKE TERRACE, WASHINGTON 98043

(425) 771-5299

ANNUAL MEETING OF SHAREHOLDERS

MAY 25, 2023

The Board of Directors of FS Bancorp, Inc. is using this proxy statement to solicit proxies from our shareholders for use at our annual meeting of shareholders. We first provided access to this proxy statement and the form of proxy to our shareholders on or about April 10, 2023.

The information provided in this proxy statement relates to FS Bancorp, Inc. and its wholly-owned subsidiary, 1st Security Bank of Washington. FS Bancorp, Inc. may also be referred to as “FS Bancorp” and 1st Security Bank of Washington may also be referred to as “1st Security Bank” or the “Bank.” References to “we,” “us” and “our” refer to FS Bancorp and, as the context requires, 1st Security Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:Thursday, May 25, 2023

Time:	2:00 p.m., local time
Place:	1st Security Bank Administrative Office

6920 220th Street SW, Mountlake Terrace, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors to each serve for a three-year term.
Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement.
Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2023.

We also will transact any other business that may properly come before the annual meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials

We provided access to our proxy materials beginning on April 10, 2023. On that day, we mailed the Important Notice Regarding the Availability of Proxy Materials to our shareholders. The Securities and Exchange Commission

(“SEC”) allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of mailing paper copies of the annual meeting materials. If you would like a paper copy of the proxy materials, please follow the instructions in the Important Notice Regarding the Availability of Proxy Materials.

Who is Entitled to Vote?

We have fixed the close of business on March 24, 2023 as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of FS Bancorp’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of FS Bancorp common stock you own, unless you own more than 10% of FS Bancorp’s outstanding shares. As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10% of FS Bancorp’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit unless our Board of Directors has granted permission in advance. On March 24, 2023, there were 7,743,283 shares of FS Bancorp common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This question provides voting instructions for shareholders of record. You are a shareholder of record if your shares of FS Bancorp common stock are held in your name. If you are a beneficial owner of FS Bancorp common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions below under “What if My Shares Are Held in Street Name?”

Shares of FS Bancorp common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on the Important Notice Regarding the Availability of Proxy Materials and the proxy card. Shares of FS Bancorp common stock represented by properly executed proxies will be voted by the individuals named on the form of proxy in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this proxy statement and FOR ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm. If any other matters are properly presented at the annual meeting for action, the persons named in the proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxies to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (“nominee”), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If your common stock is held in street name, you will receive instructions from the nominee that you must follow in order to have your shares voted. The nominee may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form that accompanies this proxy statement. If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, shares not voted will be treated as “broker non-votes.” The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the FS Bancorp, Inc. Employee Stock Ownership Plan (“ESOP”), which owns 6.1% of FS Bancorp’s common stock. Employees of FS Bancorp and 1st Security Bank participate in the ESOP. Each ESOP participant may instruct the trustee how to vote the shares of FS Bancorp common stock allocated to his or her account under the ESOP by completing the vote authorization form. If an ESOP participant properly executes a vote authorization form, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions. Allocated shares for which proper voting instructions are not received and unallocated shares held by the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions. In order to give the trustees sufficient time to vote, all vote authorization forms from ESOP participants must be received by the transfer agent on or before May 22, 2023.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of FS Bancorp common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of FS Bancorp common stock. Accordingly, the two nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because the nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm.

Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. Abstentions will have no effect on the outcome of the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent registered public accounting firm.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date;
●	notifying the Secretary of FS Bancorp in writing before the annual meeting that you have revoked your proxy; or
●	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of March 24, 2023, the voting record date, information regarding share ownership of:

●	those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of FS Bancorp’s common stock other than directors and executive officers;
●	each director and director nominee of FS Bancorp;
●	each executive officer of FS Bancorp or any of its subsidiaries named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and
●	all current directors and executive officers of FS Bancorp and its subsidiaries as a group.

As of the voting record date, there were 7,743,283 shares of FS Bancorp common stock outstanding.

Persons and groups who beneficially own in excess of five percent of FS Bancorp’s common stock are required to file with the SEC, and provide us a copy of, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934. To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of FS Bancorp’s common stock as of the close of business on the voting record date.

	Number of shares		Percent of shares
Beneficial Owners of More Than 5%	beneficially owned		outstanding (%)

T. Rowe Price Investment Management, Inc. 100 East Pratt Street Baltimore, Maryland 21202	821,427	(1)	10.6

FS Bancorp, Inc. Employee Stock Ownership Plan 6920 220th Street SW Mountlake Terrace, Washington 98043	472,259	(2)	6.1
(1)	Based solely on a Schedule 13G/A dated February 14, 2023, regarding shares owned as of December 31, 2022. According to the filing, T. Rowe Price Investment Management, Inc. has sole voting power over 249,169 shares and sole dispositive power over 821,427 shares, and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 572,278 shares.
(2)	Represents shares held in the ESOP. The ESOP has shared voting and dispositive power over the shares reported.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

			Total number of
			shares beneficially	Percent of shares
Name	Shares (1)	Stock options (2)	owned	outstanding (%)

Directors

Joseph C. Adams*	120,733	67,200	187,933	2.4
Pamela M. Andrews	11,286	1,500	12,786	**
Michael J. Mansfield	83,942	2,860	86,802	**
Ted A. Leech	75,704	8,700	84,404	**
Joseph P. Zavaglia	17,128	8,700	25,828	**
Marina Cofer-Wildsmith	8,104	8,700	16,804	**
Margaret R. Piesik	15,230	28,150	43,380	**

Named Executive Officers

Matthew D. Mullet	123,065	21,239	144,303	1.9
Dennis V. O’Leary	90,561	24,330	114,891	1.5
Robert B. Fuller	19,102	1,500	20,601	**
Donn C. Costa	89,114	40,000	129,114	1.7

All Executive Officers and Directors as a Group (14 persons)	716,616	252,205	968,821	12.12
*	Mr. Adams is also a named executive officer of FS Bancorp.
**	Less than one percent of shares outstanding.
(1)	Includes shares of restricted stock, as to which holders have voting power but not investment power, as well as shares held in the ESOP and the FS Bancorp, Inc. Nonqualified 2022 Stock Purchase Plan.
(2)	Consists of stock options exercisable within 60 days of the voting record date.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members and is divided into three classes. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. The table below sets forth information regarding each director of FS Bancorp and each nominee for director. The Nominating & Environmental, Social and Governance Committee of the Board of Directors selects nominees for election as directors. Michael J. Mansfield and Margaret R. Piesik currently serve as FS Bancorp directors and have been nominated to each serve a three-year term.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Michael J. Mansfield and Margaret R. Piesik.

Name	Age as of December 31, 2022	Year first elected or appointed director (1)	Term to expire

Board Nominees

Michael J. Mansfield	66	2008	2026 (2)
Margaret R. Piesik	72	2006	2026 (2)

Directors Continuing in Office

Joseph C. Adams	63	2005	2024
Pamela M. Andrews	64	2021	2024
Joseph P. Zavaglia	74	2011	2024
Ted A. Leech	75	2005	2025
Marina Cofer-Wildsmith	55	2012	2025
(1)	For years before 2013, includes prior service on the Board of Directors of 1st Security Bank.
(2)	Assuming reelection.

Information Regarding Nominees for Election

Set forth below is the present principal occupation and other business experience during at least the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of FS Bancorp.

Michael J. Mansfield spent 16 years with Deloitte LLP before joining Moss Adams LLP in 1995, where he was a partner for more than 10 years. During his time with Moss Adams, Mr. Mansfield chaired the Business Owner Succession Services Practice in the Seattle office and he served as a member of the firm’s Tax Committee. He provided taxation, business, and financial accounting services to a variety of clients in the financial services, construction, manufacturing and distribution, and service industries. In January 2008, Mr. Mansfield left Moss Adams to start Family Fortunes, LLC, a consulting company aimed at assisting individuals and business owners develop and execute strategic plans, with the goals of enhancing value proposition and creating a legacy vision for families and business owners. Mr. Mansfield is also a minority owner/part-time Chief Financial Officer for two construction companies (Pacific Pile &

Marine, L.P. and R Miller, Inc.) and a minority owner in seven other privately-owned businesses, in addition to serving on the advisory board of two other private companies. Mr. Mansfield’s 29 years of experience as a public accountant, together with his experience of being part of the management/advisory team of several small- to medium-sized businesses, has provided him with strong leadership, financial and administrative insights that are valuable to FS Bancorp.

Margaret R. Piesik worked at Microsoft for 11 years until retiring in 1998. She served on the board of directors of the Providence Hospital Foundation from 2001 to 2003 and from 2004 to 2010, served as the President of Swedish Medical Center Service League. She was also a co-owner of White Barn Farm, a family-owned organic flower and vegetable farm, until its sale in 2010. She previously served on the board of the Kirkland Performance Center. Ms. Piesik is also active in several local service organizations. Ms. Piesik’s managerial experience, together with her experience serving on several boards and active participation in the local community, brings valuable knowledge and skills to our organization.

Information Regarding Incumbent Directors

Set forth below is the present principal occupation and other business experience during at least the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on FS Bancorp’s Board of Directors.

Joseph C. Adams is a director and has been the Chief Executive Officer of 1st Security Bank of Washington since July 2004. He has also served in those capacities for FS Bancorp since its formation in September 2011. He joined 1st Security Bank of Washington in April 2003 as its Chief Financial Officer. Mr. Adams served as Supervisory Committee Chairperson from 1993 to 1999 when the Bank was Washington’s Credit Union. Mr. Adams is a lawyer, having worked for Deloitte as a tax consultant, K&L Gates as a lawyer and then at Univar USA as a lawyer and Director of Regulatory Affairs. As the Director of Regulatory Affairs for Univar USA, the largest chemical distribution company in the United States, Mr. Adams used his environmental law expertise to ensure Univar stayed in compliance with all relevant local, state and federal environmental laws, rules and regulations. He is a member of the Washington State Bar Association and a Board member of the Community Bankers of Washington. Mr. Adams graduated with Distinction from the University of Hawaii with a Bachelor of Business Administration in Finance. He also graduated cum laude with a Juris Doctor from the University of Puget Sound School of Law. In addition, Mr. Adams graduated with honors from the Pacific Coast Banking School in 2007, a master’s level program held at the University of Washington. Mr. Adams’s legal and accounting backgrounds, as well as his duties as Chief Executive Officer of 1st Security Bank of Washington, bring a special knowledge of the financial, economic and regulatory challenges faced by the Bank, which makes him well-suited to educating the Board on these matters.

Pamela M. Andrews was an active trial attorney in Seattle for over 35 years, practicing in the areas of professional liability, medical malpractice, nursing home/assisted living, mental healthcare and complex civil litigation. She also served as the President of her law firm, Andrews Skinner, P.S., for the last 16 years of her practice. Ms. Andrews was selected as a Fellow of the International Society of Barristers; a Senior Fellow of Litigation Counsel of America; a founding and continuous member of the Bar Register of Preeminent Women Lawyers for the last ten years of her practice and enjoyed a Martindale Hubbell AV rating for 30 years. Ms. Andrews graduated summa cum laude from the University of Wisconsin-Oshkosh and received her Juris Doctor from the University of Wisconsin-Madison. She has been active in community animal welfare groups and associations in the Puget Sound and Pacific Northwest region. Ms. Andrews adds important skills to the Board, including legal, litigation, insurance, human resources, small business experience and operations management.

Joseph P. Zavaglia has been the owner and operator since February 2008 of Zavaglia Consulting, L.L.C., which provides retail banking and small business advisory services to community banks. He also runs From the Heart of Italy, an Italian cooking school. Mr. Zavaglia started his career in 1975 and over a period of 45 years has worked in numerous areas of banking, including commercial lending, retail and small business banking, human resources, investments, incentive compensation and executive administration with both large national institutions and community banks. Upon retiring from his last executive banking position, he served as a board member for nine years and was an employee of Pacific Coast Banking School. Mr. Zavaglia then worked with the Washington Bankers Association in co-creating four developmental programs and currently serves as an instructor and facilitator for the programs, which are now being offered throughout the United States. Mr. Zavaglia received his undergraduate degree in Business Management from Seattle University, and his Masters Degree in Education from Western Washington University. He is also a graduate of Pacific Coast Banking School and formerly held Series 6, 63 and 26 securities licenses and his state insurance license for life and disability. Giving back to the communities he serves has been his passion. Mr. Zavaglia served as Chair of the Board of Regents at Seattle University for three years and as a board member for nine additional years, State Board Chair of the March of Dimes for 15 years, Chair of the Italian Studies Board at the University of Washington, Chair of the Deans Advisory Board for Woodring College of Education at Western Washington University for four years. In 2007, he was inducted into the Athletic Hall of Fame at Seattle University. In 2012, he received the Distinguished Alumnus award from the Woodring College of Education, and in 2015, was awarded the University Service Award from Seattle University. Mr. Zavaglia brings strong leadership, management, human resource, and interpersonal skills to our board.

Ted A. Leech, Board Chair of FS Bancorp and 1st Security Bank, is retired from Univar Corporation. From January 2003 to February 2005, Mr. Leech was Vice President of Business Development where he conducted feasibility studies and investigated potential investments in China, Hong Kong, Singapore, Australia, Malaysia, Indonesia and Brazil. Prior to that, Mr. Leech was Senior Vice President of Administration for Univar USA where he was responsible for accounting, payables/receivables, information systems, treasury, legal, human resources and internal audit. As a result of his professional experiences, Mr. Leech brings strong leadership, management, finance, accounting and human resource skills to our board. Mr. Leech’s expertise also qualifies him as a financial expert, which was the basis of his selection as Chairperson of the Audit Committee.

Marina Cofer-Wildsmith has spent 30 years working in nonprofit management and business development. Her background includes serving as Executive Director of Bainbridge Youth Services from 2012 to 2017, business consulting from 2009 to 2012, and Chief Executive Officer of the American Lung Association of Washington and the Northwest from 2003 to 2007. Other American Lung Association positions held from 1990 to 2003 included program development, marketing and communications. Key career achievements include leading the Washington Smoke Free Restaurants and Bars Initiative, developing with the U.S. Environmental Protection Agency the air quality forecasting model used by the media, promoting strong indoor air quality standards and advocating for other essential air pollution reduction and public health legislation. Ms. Cofer-Wildsmith is very active in the community. Currently, she serves as a past President of the Rotary Club of Bainbridge Island. Other board service has included Public-at-Large Director for the Puget Sound Clean Air Agency from 2005 to 2013 and World Community Service Director for the Rotary Club of Bainbridge Island from 2012 to 2015. She has her Bachelor of Science degree in Biology from the College of William and Mary, Williamsburg, Virginia and her Master’s degree in Educational Processes from Maryville University, St. Louis, Missouri. Leadership recognition includes awards from the Chamber of Commerce, Rotary, Environmental Protection Agency, Conservation Federation and Governor Gregoire. As a result of her professional experiences and active community involvement, Ms. Cofer-Wildsmith brings strong leadership, management, organization and interpersonal skills to our organization.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes, and skills that the Nominating & Environmental, Social and Governance Committee considered in making its decision to nominate directors to our Board. The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Adams	Andrews	Cofer-Wildsmith	Leech	Mansfield	Piesik	Zavaglia
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry	✓				✓	✓	✓
Certified public accountant or financial expert	✓			✓	✓		✓
Attorney	✓	✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓
Diversity by race, ethnicity or gender	✓	✓	✓			✓
Specific skills/knowledge:
Finance	✓		✓	✓	✓		✓
Technology						✓
Securities	✓						✓
Marketing	✓		✓	✓		✓	✓
Public affairs	✓		✓			✓
Human resources	✓	✓	✓	✓		✓	✓
Environmental, social and governance	✓		✓				✓

Board Independence

Our common stock is listed on the Nasdaq Global Select Market. In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors. The Board has determined that six of our seven directors (85.7%) are independent, as defined by Nasdaq. Directors Andrews, Cofer-Wildsmith, Leech, Mansfield, Piesik and Zavaglia are all independent. Former Director Mark Tueffers, who retired from the Board in May 2022, was also independent. Only Joseph C. Adams, who is our Chief Executive Officer, is not independent.

Diversity

As part of its director nominee evaluation process, the Board considers diverse viewpoints, backgrounds and experiences, as well as gender, age, race and ethnicity, as important in the selection of directors to enhance the Board’s diversity. All Board members must also fit the culture of FS Bancorp and 1st Security Bank, including living up to our Core Values and embodying our “Smart, Driven, Nice” commitment.

The table below presents a summary of the Board’s diversity statistics, as required by Nasdaq. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of April 10, 2023)
Total number of directors	7
	Male	Female	Non-binary	Did not disclose gender
Part I: Gender Identity
Directors	4	3	—	—
Part II: Demographic Background
Alaskan Native or Native American	1	—	—	—
Hispanic or Latino	1	—	—	—
White	4	3	—	—
Two or More Races or Ethnicities	2	—	—	—

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of FS Bancorp and 1st Security Bank conduct their business through board and committee meetings. During the fiscal year ended December 31, 2022, the Boards of Directors of FS Bancorp and 1st Security Bank each held 10 meetings. No director of FS Bancorp or the Bank attended fewer than 75% of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of FS Bancorp has standing Audit, Compensation, and Nominating & Environmental, Social and Governance committees. The Board has adopted written charters for each of these committees, copies of which are available on our website at www.FSBWA.com under “Investor Relations.” The directors’ current memberships on the committees are reflected below. Joseph C. Adams, our Chief Executive Officer, is not a member of any of these committees as they are comprised solely of independent directors.

	Audit Committee	Compensation Committee	Nominating & Environmental, Social and Governance Committee

Pamela M. Andrews	✓		✓
Marina Cofer-Wildsmith	✓	✓	✓
Ted A. Leech	Chair	✓
Michael J. Mansfield	✓	Chair
Margaret R. Piesik			✓
Joseph P. Zavaglia		✓	Chair

Audit Committee. The Audit Committee meets at least quarterly and its primary responsibilities are to (1) meet with both the internal and external auditors on behalf of the Board of Directors to review and discuss their findings, and to make recommendations to the Board regarding the selection of the external auditors and (2) work closely with our compliance officer to monitor compliance with all applicable laws and regulations. The Audit Committee met 10 times during the year ended December 31, 2022. Please refer to the section entitled, “Audit Committee Matters” for additional information.

Each member of the Audit Committee is “independent” in accordance with the requirements for companies listed on The Nasdaq Stock Market LLC (“Nasdaq”). In addition, the Board of Directors has determined that Mr. Leech and Mr. Mansfield meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee. The Compensation Committee is responsible for the recommendation to the Board of Directors of the Chief Executive Officer’s annual compensation package, as well as Board compensation, Chief Executive Officer evaluation, the review and approval of executive incentive packages and perquisite programs, and overseeing and administering our qualified, tax exempt benefit plans. Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq. This Committee met 10 times during the year ended December 31, 2022.

Nominating & Environmental, Social and Governance Committee. The Nominating & Environmental, Social and Governance Committee expanded its role from nominating and governance in 2021. The Board deliberately shifted and expanded the Committee’s role in order in order to begin its journey from discussion to action on its role with environmental impact and human capital, as well as its social and diversity, equity and inclusion (DEI) responsibilities. The committee is responsible for (1) reviewing issues and developments related to corporate governance issues, (2) identifying individuals qualified to serve as directors, consistent with Board-approved criteria, (3) recommending to the Board nominees for election or appointment to the Board of Directors and (4) overseeing the environmental and social responsibility activities and practices for FS Bancorp. Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq. This Committee met 11 times during the year ended December 31, 2022.

Only those nominations made by the Nominating & Environmental, Social and Governance Committee or properly presented by shareholders will be voted upon at the annual meeting. In its deliberations for selecting candidates for nominees as director, the Committee considers:

●	the candidate’s knowledge of the banking business and involvement in community, business and civic affairs;
●	skill sets and varied perspectives missing from the Board;
●	diversity factors; and
●	whether the candidate would provide for adequate representation of 1st Security Bank’s market area.

Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.

In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors. Although the Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation. Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter. If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this proxy statement.

Corporate Governance

Governance Highlights. The Nominating & Environmental, Social and Governance Committee continually seeks to enhance its awareness and purposes. This Committee oversees Board education, Board composition and constituent engagement. The standard is to ensure the right people, right culture, right issues, right informational process and the right follow through. Highlights of FS Bancorp’s corporate governance include the following:

●	independent Board Chair;
●	six of seven directors are independent;
●	Board committees are comprised entirely of independent directors;
●	independent directors meet in regular executive sessions throughout the year;
●	regular Board and committee self-evaluations;
●	policies restrict pledging and hedging;
●	director and executive officer stock ownership policy;
●	alignment of director and shareholder interests;
●	use of clawback provisions in executive pay;
●	necessary skills to oversee ESG risks and opportunities;
●	staggered terms to assure stability and provide board refresh when needed every three years; one board director offboarded in 2022 and one onboarded in 2021; and
●	business ethics.

We have a corporate governance policy that covers the duties and responsibilities of each director, as well as the composition, responsibilities and operation of the Board and its committees. The policy also addresses succession planning, executive Board sessions, Board’s interaction with management and third parties, and regular Board performance evaluations. These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and Nasdaq rules. We will continue to evaluate and improve our corporate governance principles and policies as appropriate.

Leadership Structure. FS Bancorp has separated the roles of Board Chair and Chief Executive Officer. The Board Chair, who is an independent director, leads the Board and presides at all Board meetings. The Board believes it is important to have an independent director in a Board leadership position and has had an independent Board Chair since FS Bancorp’s incorporation in 2011. Having an independent Board Chair enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Board Chair also serves as a liaison between the Board and senior management.

Executive Sessions. Board meetings are held regularly throughout the year. At the conclusion of Audit Committee meetings and Board meetings, the independent directors hold executive sessions.

Shareholder Communication. We are committed to open and ongoing dialog with our shareholders and we regularly seek feedback on a variety of issues, including business strategy, governance, executive compensation and any other topics shareholders wish to discuss. To this end, each year we engage with our shareholders in a variety of ways in order to obtain their feedback. In 2022, this engagement process included seven investor conferences (virtual and in-person), quarterly earnings calls and communication between our investor relations team and members of our senior management team and shareholders, as well as more detail in our proxy to provide more insight for shareholders. At the investor conferences, senior management had one on one meetings with investors and asked questions similar to the following:

●	Do you have a preference for how funds are returned to shareholders (share repurchases, dividends, acquisitions)?
●	Do you have specific feedback related executive compensation, as disclosed in the proxy statement?
●	Do you have specific feedback related to environmental, social, and governance matters?

The feedback was consistent with prior years, with shareholders most commonly recommending stock repurchases and increasing the cash dividend and discussions on growth opportunities/acquisitions. FS Bancorp’s financial performance has supported ongoing share repurchases and dividends paid to shareholders. Subject to market and financial conditions, our preference is to maintain capital in order to support organic and growth through acquisitions, but in periods where our stock price is lower and excess capital allocated, share repurchases remain a viable option.

The Board of Directors welcomes communication from our shareholders. Shareholders may mail communications to the Board of Directors, FS Bancorp, Inc., 6920 220th Street SW, Mountlake Terrace, Washington 98043 or may email the Chief Financial Officer, Matthew Mullet, at mattm@fsbwa.com. Shareholders should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Board Involvement in Risk Management Process. As part of its overall responsibility to oversee the management, business, and strategy of FS Bancorp, one of the primary responsibilities of our Board of Directors is to oversee the amounts and types of risk taken by management in executing the corporate strategy, and to monitor our risk experience against the policies and procedures set to control those risks. The Board’s risk oversight function is carried out through its approval of various policies and procedures, such as our lending and investment policies; ratification or approval of investments and loans exceeding certain thresholds; and regular review of risk elements such as interest rate risk exposure, liquidity, and problem assets. Some oversight functions are delegated to committees of the Board, with such committees regularly reporting to the full Board the results of their oversight activities. For example, the Audit Committee is responsible for oversight of the independent registered public accounting firm and meets directly with the firm at various times during the course of the year.

Board Oversight of Information and Cybersecurity. As a financial institution, cybersecurity presents a significant operational and reputational risk. Accordingly, we take the protection of customer and business information very seriously. We have developed a robust information/cyber security program designed to protect the confidentiality, integrity, and availability of business and customer information. As part of this program, our Chief Information Officer reports to the Audit Committee of the Board of Directors at least quarterly, and attends all Audit Committee meetings. Reports include information and cyber security assessment results, business continuity, disaster recovery, and incident response planning and testing, patch management program status, vendor management program status, and independent audit results. All information security-related policies are reviewed and approved annually by the Audit Committee.

We promote a culture of continuous learning that has resulted in a highly experienced information security team that holds advanced certifications and master’s degrees in cybersecurity. In addition to our own experienced information security team, we also partner with industry experts for managed security services such as threat intelligence, firewall, intrusion detection, and intrusion prevention services to ensure protection around the clock. Highlights of the information and cybersecurity program include the following:

●	strong vendor oversight;
●	advanced cybersecurity education for employees;
●	deployment of defense-in-depth strategy with multiple layers of controls to provide information protection;
●	engagement of third-party audit firms to conduct independent security assessments that include vulnerability assessments and penetration tests;
●	conduct of new and ongoing security awareness training (as well as intermittent testing) for all teammates across the organization; and
●	follow all Federal Deposit Insurance Corporation and Nasdaq requirements for disclosure of security breaches.

Succession Planning. The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management. The Board, Compensation Committee, Nominating & Environmental, Social and Governance Committee and the Chief Executive Officer regularly review senior management talent and succession planning. We have an ongoing relationship with independent consultants to assist us in ensuring we have a robust and active plan for succession planning.

Code of Business Conduct and Ethics. The Board of Directors has adopted the Code of Business Conduct and Ethics, which is designed to deter wrongdoing and to promote honest and ethical conduct in every respect. The Code addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct. A copy of the Code of Ethics is available on our website at www.FSBWA.com. We provide annual training for all Board members and Bank staff on the Code of Business Conduct and Ethics, and monitor compliance with the Code on a regular basis.

Policies Governing Trading in FS Bancorp Securities. Our Anti-Hedging and Anti-Pledging Policy and Insider Trading Policy prohibit hedging, derivatives, or any other speculative transactions involving FS Bancorp’s stock by all directors, officers, and employees. In addition, we prohibit our officers, directors, and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. These individuals are also restricted from pledging FS Bancorp common stock to secure a loan or holding FS Bancorp’s securities in a margin account, except in exceptional circumstances and as approved in advance by a majority of the disinterested Board of Directors. As of the date of this proxy statement, no exceptions are noted.

Annual Meeting Attendance by Directors. FS Bancorp typically encourages, but does not require, its directors to attend the annual meeting of shareholders. In 2022, Joseph C. Adams, our Chief Executive Officer, attended the annual meeting. In person attendance by the other directors was not encouraged due to the COVID-19 pandemic.

Corporate Responsibility

Workplace Culture. Our Vision Statement captures our culture: “To Build a Truly Great Place to Work and Bank.” The order of the words “work” and “bank” are intentional. We believe if you build a great place to work, it will by its nature become a great place to bank. There is also tremendous public company data available that shows companies with intentionally great work environments outperform companies with average corporate cultures. Our commitment to building a great workplace culture began in 2009. Not surprisingly, our financial performance has improved dramatically since we made that culture-focused commitment. The recognition, locally as well as nationally, that we have received over the years validate our decision to have a “people centric” culture that strives to hire and promote “Smart, Driven, Nice” teammates. We are proud to have a truly great place to work and bank and are honored to receive peer recognition for our work including:

National Awards

●	Best Community Bank in the U.S. in Bank Director’s 2022 Ranking Banking Study;
●	Best Leadership team in the U.S. in Bank Director’s 2022 Ranking Banking Study;
●	Fortune 500 Fastest Growing Companies (2021);
●	American Banker’s Best Banks to Work For (2017-21);
●	Independent Community Bankers Association Top Mortgage and Consumer Lenders for financial institutions with assets of $1 billion or more (2020-21);
●	American Banker’s Top 200 Publicly Traded Bank, less than $2 billion in assets (2017-20);
●	5-star bank rating by BauerFinancial;
●	listed by Hovde Group as one of the High Performing Small Cap Banks; and
●	investment grade rated by Kroll at BBB for senior debt and BBB- for subordinated debt.

State Awards

●	2022 Puget Sound Business Journal Best Workplaces – 6th consecutive year (2017-22);
●	Puget Sound Business Journal’s Top Corporate Philanthropists, medium companies (2019-22); and
●	Poulsbo Bank Branch Chamber of Commerce Business of the Year (Large Business) 2022.

Diversity. We celebrate diversity and support equality for all. Diversity is a Core Value we adopted over a decade ago and live daily. Diversity, including but not limited to gender, age, race, ethnicity, disabilities and sexual orientation, is reflected in all levels of personnel. We not only promote and encourage diversity within the Bank, but also with our vendors. Half of our senior executive team are women and three of our six independent directors are women. Additionally, every Board committee has at least one female member. The Chief Executive Officer and one other senior executive officer are racial minorities. In line with our Core Value of diversity, we were the only bank that publicly supported marriage equality in Washington State and the only community bank to sign the amicus brief to the U.S. Supreme Court supporting marriage equality nationally.

We regularly review the diversity of the markets we serve and work to align the diversity of our workforce with our markets. This analysis allows us to bring diverse perspectives to our Board, staff and business.

Environmental, Social and Governance (ESG) Criteria. We conduct our business with a view toward sustainability (both short- and long-term as well as environmental and social). We are committed to our Core Values which promote diversity, equality, inclusion and social awareness. We respect and support human rights and are committed to avoiding complicity in any human rights abuse. Accordingly, we consider potential social and environmental impacts when making business decisions and when managing our resources and infrastructure. The events from 2020 to date have pushed our institution’s ESG agenda to continue to make changes for the better. A copy of our Core Values, Business Philosophy, Vision and Mission Statements are available on our website at www.FSBWA.com.

We are proactive in meeting the needs of our employees as well as the communities we serve. Our commitment to being a responsible and civic-minded community bank is demonstrated in our actions. The Board has a Nominating & Environmental, Social and Governance Committee that meets regularly and partners with the Bank to manage opportunities around sustainability.

We are committed to ongoing education to support compliance to achieve meaningful quantifiable environmental, social, and governance goals including:

●	providing 5,100 hours of community volunteer service;
●	providing a “Livable Minimum Wage” of $20/hour for all employees;
●	providing all employees 16 hours of paid volunteer time;
●	providing financial and volunteer support of The IF Project, which assists soon to be released inmates prepare for life after incarceration;
●	holding all-staff calls dedicated to discussing the importance of ending discrimination in all forms, development and mentoring of key leaders to emphasize the importance of leadership, social justice and diversity in our workforce, as well as responding to staff inquiries regarding topics such as COVID, Black Lives Matter and mental health;
●	providing financial support of Community Reinvestment Act activities;
●	commitment to keep branches open from the recent Columbia Bank transaction;
●	maintaining our workforce without lay-offs or furloughs throughout the pandemic and beyond;
●	adding jobs to our communities, representing a 20% increase since the start of the pandemic in March 2020; and
●	providing the Board of Directors with monthly education about industry “hot topics,” including environmental issues, social issues, emerging industry trends and board identified topics for deeper immersion.

We listen to our employees and their overall well-being, including work-place satisfaction and work-life balance. Our efforts to enhance employee satisfaction include:

●	implementing a stock purchase plan for our employees, directors, and consultants;
●	absorbing the increases in healthcare coverage since 2014 without passing on these annual increases caused by rising healthcare costs;
●	providing an education grant program of up to $5,000/year so employees may pursue their educational dreams as well as employee educational loan forgiveness program up to $5,000 through the Coronavirus Aid, Relief, and Economic Security Act;
●	maintaining an Employee Satisfaction Task Force that allows employee concerns to be heard and addressed by management;
●	providing wellness and fitness challenge programs; and
●	providing assistance to employees who are facing hardships.

We appreciate the communities we serve and share in the responsibility of minimizing environmental impacts that may be caused by the provision of our services. Our efforts in this regard include:

●	electing to provide this proxy statement and the annual report electronically to reduce material waste and improve our environmental impact;
●	providing paperless Board materials by posting to a secure portal;
●	committing to a hybrid work environment, resulting in reduced fuel consumption;
●	reducing vehicle mile travels and emissions to reduce our carbon footprint;
●	holding virtual Board meetings since the COVID pandemic began, reducing fuel consumption and emissions;
●	the overwhelming majority of our Indirect dealers are industries that improve the environment such as solar, multiple pane windows, siding or roofing;
●	providing financing of marine lending during the pandemic to support families wanting to spend family time in a COVID-free environment;
●	review of all potential loans with possible environmental challenges by a former Environmental Protection Agency biologist to ensure the loan will not trigger environmental liability for 1st Security Bank and to ensure our prospective customer is not buying something hazardous to their health (ground water, soil or vapor related health concerns);
●	working with our various public utility districts on energy efficiency initiatives;
●	our Montesano branch is a Green-certified building;
●	housing our critical technology infrastructure at the Sabey Datacenter, which has multiple sustainability initiatives, including:
o	LEED Gold Certification
o	Energy Star Certification
o	Green Lease Leaders
●	replacing our HVAC units with units that contain environmentally safe refrigerant and 20% increased energy efficiency;
●	replacing fluorescent bulbs with LEDs, which use 75% less energy and last nine years longer than fluorescent bulbs, decreasing landfill waste;
●	installing light and movement sensors in several locations to conserve energy when the space is unoccupied;
●	participating in available recycling efforts;
●	adding filtered water coolers to all of our locations, reducing the use of disposal of plastic water bottles;
●	hiring more facility personnel to reduce fuel costs and emissions due to travel;
●	sponsoring Shred-IT events for many of the communities we serve;
●	going paperless where possible and training staff to help customers go paperless;
●	encouraging customers to make paperless deposits via mobile deposit; and
●	purchasing recycled paper.

Our power provider purchases 80% of its power from the federal Bonneville Power Administration, the majority of which is generated by renewable hydroelectric projects.

Transactions with Related Persons

1st Security Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, other than those made under the Bank’s employee loan program, which is described below. Loans to directors and officers are made in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. These loans are reviewed by the Chief Credit Officer and are acted on by 1st Security Bank’s Board of Directors.

The employee loan program applies to a mortgage loan to purchase or refinance a home. Standard loan terms and underwriting qualifications apply, as do the following benefits: (1) a credit of 1% of the base loan amount will be given to offset our standard loan origination fee; (2) an owner-occupied transaction will also be given an additional credit of $1,195 to offset the processing fee; and (3) the wire transfer fee will be waived. The table below provides information regarding our directors and executive officers who had indebtedness and principal payable thereon pursuant to the employee loan program that exceeded $120,000 during the year ended December 31, 2022.

		Amount	Amount	Principal paid	Interest paid
		involved in the	outstanding at	during the	during the	Interest
Name	Type of loan	transaction ($)(1)	end of period ($)	period ($)	period ($)	rate (%)(2)

Donn C. Costa	First mortgage	202,941	179,499	23,442	5,731	3.00
(1)	Consists of the largest amount of principal outstanding during the year.
(2)	Prevailing rate at time loan was made was 3.25%, with a .25% reduction for automatic payment.

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than our best interests. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Accordingly, the Code requires the Board of Directors or a committee of the Board to review and, if appropriate, to approve or ratify any such transaction. If a Board member is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process. After its review, the Board or committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as determined in good faith.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the year ended December 31, 2022, with the exception of Joseph C. Adams, who is our Chief Executive Officer and whose compensation is included in the section entitled “Executive Compensation.”

		Stock	Option	All other
	Fees earned or	awards	awards	compensation
Name	paid in cash ($)	($)(1)(2)	($)(1)(3)	($)(4)	Total ($)

Pamela M. Andrews	66,000	15,245	10,665	7,425	99,335
Marina Cofer-Wildsmith	62,000	15,245	10,665	2,342	90,252
Ted A. Leech	75,600	15,245	10,665	3,535	105,045
Michael J. Mansfield	66,100	15,245	10,665	8,898	100,908
Margaret R. Piesik	69,100	15,245	10,665	2,431	97,441
Joseph P. Zavaglia	69,850	15,245	10,665	3,558	99,318
Mark H. Tueffers (5)	29,750	—	—	—	29,750
(1)	Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 19 of the Notes to Consolidated Financial Statements in FS Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	Consists of an award of 500 shares of restricted stock on August 15, 2022, which vests on August 15, 2023. The directors had the following number of shares of restricted stock outstanding on December 31, 2022: Ms. Andrews, 1,000; Ms. Cofer-Wildsmith, Mr. Leech, Mr. Mansfield, Ms. Piesik, and Mr. Zavaglia, 840 each.
(3)	Consists of an award of options to purchase 1,500 shares made on August 15, 2022, which vests on August 15, 2023. The directors had the following number of stock options outstanding on December 31, 2022: Ms. Andrews, 6,000; Ms. Cofer-Wildsmith, 11,560; Mr. Leech, 16,560; Mr. Mansfield, 5,720; Ms. Piesik, 31,010; and Mr. Zavaglia, 11,560.
(4)	Consists of tax equivalent value of life insurance premiums, dividends on restricted stock, and the match from the 2022 Non-qualified Stock Purchase Plan.
(5)	Mr. Tueffers retired from the Board effective as of the 2022 annual meeting of shareholders.

Each director of 1st Security Bank is also a director of FS Bancorp. The directors received no additional compensation for attendance at any meeting of FS Bancorp’s Board of Directors during the year ended December 31, 2022. The directors are compensated for their service on 1st Security Bank’s Board of Directors. In 2022, non-employee directors of 1st Security Bank received a retainer of $3,500 per month, except for the Board Chair, who received $4,500 per month, for service on the Board. Directors also receive the following additional fees: for the committee chairs, an annual retainer of $3,600; Board meeting attendance fees of $750 for each meeting attended; and a committee meeting attendance fee of $500. 1st Security Bank’s Compensation Committee recommends to the Board of Directors the amount of fees paid for service on the Board. Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending board and committee meetings, industry conferences and continuing education seminars.

Stock Ownership Requirements. Stock ownership guidelines are a key vehicle for aligning the interests of officers and directors with those of our shareholders. Non-employee directors are required to maintain share ownership in FS Bancorp equal to at least two times their annual cash retainer, excluding committee fees. Directors who are also employees are governed by the guidelines applicable to officers, which are discussed below. Once the minimum ownership requirement is met, directors must maintain the required ownership amounts and compliance will be calculated annually. Each director is required to retain 50% of net after tax shares acquired upon the exercise of stock options or vesting of restricted stock until the stock ownership requirement is met. Exceptions may apply for donations of stock and for sales or divisions of property in the case of divorce, disability or death, or other limited circumstances.

Directors have three years from their appointment to the Board of Directors to comply with the applicable stock ownership requirement. Currently, five of our six non-employee directors have fulfilled the stock ownership requirement and the remaining director is expected to meet the requirement within the required time frame.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains 1st Security Bank’s executive compensation program for the named executive officers listed below. It also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2022.

NameTitle

Joseph C. AdamsChief Executive Officer

Matthew D. MulletChief Financial Officer

Dennis V. O’LearyChief Lending Officer

Robert B. FullerChief Credit Officer

Donn C. CostaExecutive Vice President, Home Lending

Compensation Philosophy and Objectives

Our senior executives are integral to executing our strategic plan, driving performance that rewards all of our stakeholders, fostering our culture and achieving other 1st Security Bank objectives. Our executive compensation program is designed to support these objectives and is built on the following principles:

●	Competitive with our peers. Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.
●	Performance-based on collective results. The amount of executive pay must make sense in the context of overall Bank financial performance as compared to goals set by the Board, industry averages and relevant peer groups.
●	Individual performance and contribution to the Bank. Our program must provide sufficient flexibility to allow for the recognition of individual differences in performance.
●	Alignment with shareholder interests. Executives should be compensated through pay elements (base salaries and short- and long-term equity incentives) designed to enhance shareholder value by making the Bank, which is our primary operating subsidiary, a driving force towards providing shareholders with a suitable rate of return on their investment.
●	Proper balance of risk to reward. Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.
●	Commitment to culture. Our program must recognize the importance of building culture and teamwork as a significant long-term goal of the Bank.

Elements of Pay: Total Direct Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Pay element	How it is paid	Purpose

Base salary	Cash (fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Bank to attract and retain critical executive talent.

Annual incentives	Cash (variable)	Reward executives for delivering on annual strategic objectives that drive our business strategy and contribute to the creation of shareholder value.

Long-term incentives	Equity (variable)	Provide incentives for executives to execute on longer-term goals that drive the creation of shareholder value and support FS Bancorp’s retention strategy.

Say-on-Pay, Shareholder Engagement and Board Responsiveness

Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. Approximately 87% of the votes cast at the 2022 annual meeting of shareholders supported our executive compensation decisions. We also take into account the feedback we receive from our shareholders during regular investor meetings, at which we always encourage an open dialogue and actively probe for questions, concerns and perspectives on our strategy and performance, governance, executive compensation and other important business matters. The shareholders with whom we have had discussions on compensation have been supportive of our plan which has a high correlation between performance and pay. We remain committed to keeping an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives and, as we continue to grow, we will continue to enhance our outreach efforts related to shareholder questions.

Best Compensation Practices and Policies

We believe the following practices and policies promote sound compensation governance, and are in the best interests of our shareholders and executives.

What We Do		What We Do Not Do
✓	Pay for performance	✘	No tax gross-ups
✓	Engage independent compensation consultant	✘	No significant perquisites for executives
✓	Review compensation programs for risk	✘	No supplemental executive retirement plan
✓	Annual say-on-pay vote	✘	No repricing of stock options
✓	Maintain stock ownership guidelines for executives and non-employee directors	✘	No equity grants below 100% of fair market value without shareholder approval
✓	Double trigger required for accelerated vesting of equity awards under the 2018 Equity Incentive Plan	✘	No dividends are paid on unvested restricted stock
✓	Restrict executive officers and directors from engaging in hedging and pledging transactions with respect to FSBW stock
✓	Annual shareholder communication

The Decision-Making Process

The Role of the Compensation Committee. The Compensation Committee, which is comprised of independent directors, oversees the executive compensation program for our named executive officers. The Committee works very closely with an independent compensation consultant and management to examine the effectiveness of our executive compensation program throughout the year. The Committee makes all final compensation and equity award decisions regarding our named executive officers, except for the Chief Executive Officer, whose compensation is determined by the independent members of the Board of Directors, based upon recommendations of the Compensation Committee. The Chief Executive Officer is not present during voting or deliberations on his compensation.

The Role of Management. Members of our management team attend regular meetings where executive compensation, corporate and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members are allowed to vote on decisions regarding named executive officer compensation. The Chief Executive Officer reviews his recommendations pertaining to all executives’ pay with the Compensation Committee, which provides transparency and oversight. Decisions on non-named executive officer pay are made by the Chief Executive Officer.

The Role of the Independent Consultant. The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the Compensation Committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer is retained by, and reports directly to, the Compensation Committee, and provided no other services to FS Bancorp in 2022. Based on standards promulgated by the SEC and Nasdaq to assess compensation advisor independence, as well as the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee.

The Role of Peer Group Companies. The Compensation Committee strives to set a competitive level of total compensation for each named executive officer as compared with executive officers in similar positions at peer companies. For purposes of setting 2022 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account compensation data from public filings of the group of peer companies listed below, ranging from 0.75 to 2.0 times the total assets of FS Bancorp. In addition, data was collected from surveys of financial institutions with an approximate median asset size of $2.3 billion and a primary industry scope of banking.

Alerus Financial Corporation	Home Bancorp, Inc.
Bank of Marin Bancorp	HomeTrust Bancshares, Inc.
BayCom Corp	Independent Bank Corporation
Camden National Corporation	Mercantile Bank Corporation
CapStar Financial Holdings, Inc.	Meridian Corporation
Coastal Financial Corporation	Northrim BanCorp, Inc.
First Northwest Bancorp	Sierra Bancorp
Five Star Bancorp	Timberland Bancorp, Inc.
HarborOne Bancorp, Inc.	Waterstone Financial, Inc.

It is important to note that this market data is not the sole determinant in setting pay levels for our executive officers. The Compensation Committee also considers corporate and individual performance and the nature of an individual’s role within FS Bancorp, as well as the individual’s experience and contributions to their current role when making its compensation-related decisions.

2022 Executive Compensation Program

Base Salary. Our objective is to provide base salaries that are competitive within the financial services industry and reasonable as compared to our peers. We also consider the executive’s abilities, experience and tenure and our overall ability to pay. The Board recognizes that in order to attract and retain highly qualified executives, we have to compete with larger institutions with a greater ability to pay and that to acquire such candidates, we must sometimes offer base salaries higher than survey ranges for peer banks. The Compensation Committee is charged with final oversight of base pay offered to senior executive candidates and will consider all of the factors described above before approving any out-of-market salary offer.

The Compensation Committee’s standard practice is to review the base salaries of our most highly compensated employees every three years. Not all of the executives have the same performance review period. Thus, only two of our five named executive officers received a salary review and a base salary increase in 2022. To keep Messrs. Adams’ and Fuller’s salaries aligned with market, the Compensation Committee approved salary increases of 10.5% and 10.4%, respectively. These increases became effective on August 1, 2022. Messrs. Adams and Fuller last received salary increases in 2019.

Annual Incentive Compensation. The 2022 annual cash incentives provided our named executive officers the opportunity to earn a performance-based award. Actual award payouts depend on the achievement of quantitative and qualitative performance objectives and are at a base target of 40% or 50%, based on the named executive officer’s position and salary, and may be up to two times (2x) the target award opportunity. Target award opportunities are expressed as a percentage of base salary as follows:

	2022 base	Target award opportunity	Target award
Officer	salary ($)	(as a % of base salary)	opportunity ($)

Joseph C. Adams	525,000	50%	262,500
Matthew D. Mullet	330,000	50%	165,000
Dennis V. O’Leary	330,000	50%	165,000
Robert B. Fuller	265,000	40%	106,000
Donn C. Costa	330,000	50%	165,000

Annual cash incentives are intended to reward both incremental improvement and continued strong performance. Accordingly, when making final award decisions, the Compensation Committee takes a holistic view of performance results and considers the following key factors:

●	comparison to peers (relative financial performance);
●	financial performance compared to prior year and budget expectations;
●	general economic conditions and degree of difficulty in attaining target levels;
●	non-recurring events, whether positive or negative;
●	input from the Chief Executive Officer on the individual performance of the other named executive officers; and

●	an executive’s support and commitment to the Bank’s culture and to ensuring the Bank is in compliance with regulatory requirements and guidelines.

In addition to the compensation peer group described above, the Compensation Committee uses various other groups of competitors against which it tracks and assesses our relative performance to ensure a balanced perspective (i.e., regulatory, business/strategy mode, geographic, etc.). The financial and strategic goals are not individually weighted.

The Compensation Committee may use its business judgement to increase or decrease the recommended bonuses based on all available information, including performance to peers, individual performance and any other relevant factor. In addition, awards may be paid only if the following conditions are met: (1) the most recent regulatory examination(s) must be satisfactory or better; (2) bonus expense cannot cause 1st Security Bank to fall below the well-capitalized level set by regulators; (3) payment of bonuses cannot cause the Bank to fall outside regulatory guidance on liquidity; (4) there must have been a matching contribution by FS Bancorp to the Bank’s 401(k) plan; (5) the ESOP must have been sufficiently funded to service the debt incurred in the process of initially buying FS Bancorp stock; and (6) dividends must have been declared and paid to shareholders during the plan year.

2022 Results and Award Payouts. For 2022, actual annual incentive award payouts were based on a combination of specific financial results and strategic achievements as assessed by the Compensation Committee.

Financial results for 2022 included the following:

●	increased net interest income before provision expense by 20% from 2021 from $86.6 million to $104.3 million;
●	net income of $29.6 million for 2022 compared to $37.4 million for 2021; however, gain on sale of loans income dropped to $7.9 million from $31.1 million during the same time period;
●	net interest margin increased to 4.46% for 2022, compared to 4.13% for 2021;
●	cost of funds increased 0.16% from 0.51% to 0.67% in 2022, compared to the increase in the federal funds rate of 4.25% during the same year;
●	announced the acquisition of seven branches from Columbia State Bank, resulting in an expansion into Oregon in February 2023 and $425 million in new deposits;
●	adopting the current expected credit losses methodology (CECL) in the first quarter of 2022 and continued strong credit quality with only 0.35% of assets at the end of 2022 classified as nonperforming;
●	book value per share of $30.42 at year end 2022, compared to $30.75 at year end 2021, which includes -$3.36 attributable to accumulated other comprehensive loss (management does not project realizing on our liquidity position);
●	15% asset growth funded by 11% deposit growth and borrowing growth;
●	reallocated staffing resources from the home lending segment to the commercial and consumer banking segment, resulting in the addition of just one full-time equivalent employee in 2022;
●	increased cash dividends paid to shareholders to $0.90 per share in 2022 from $0.56 per share in 2021, a 62% annual increase; and
●	repurchased 550,680 of shares at an average price of $29.85 in 2022.

Book Value Per Share

Key strategic and human capital achievements for 2022 included the following:

●	ranked #1 by Bank Director Magazine as Best Community Bank and Best Leadership Team for 2022;
●	recognized by Puget Sound Business Journal as one of Washington’s Best Workplaces;
●	created a Bank-wide “Livable Wage” of at least $20 per hour, regardless of position;
●	continued “Operation Safe & Secure” in response to COVID-19, the objective of which is to protect the health and financial security of our employees and customers;
●	maintained a remote work environment, with 75% of non-customer facing employees having access to work from home;
●	maintained our workforce without lay-offs or furloughs throughout the pandemic and beyond;
●	added jobs to our communities representing a 20% increase since the start of the pandemic in March 2020; and
●	donated over $217,000 to local food banks during our annual food drive, which included a $5,000 donation to a local food bank in each of the seven newly acquired branches in the 1st quarter of 2023.

Our executive team continues to adjust to varying economic conditions including the recent 450 basis point increase in the Federal funds rate. Although this had a negative impact on the Home Lending Division, results in the Commercial and Consumer Bank reflected our pivot to spread lending in 2022. We remain focused on disciplined execution, risk mitigation, cost control and our ability to execute well under volatile market conditions. As a result, the Compensation Committee approved varied annual incentive awards ranging from 50% to 86% of the named executive officers’ base salaries.

Upon a holistic assessment of the performance described above, the Compensation Committee approved annual cash incentive awards for 2022 performance as follows:

	Target award opportunity	Target award	Actual Award
Officer	(as a % of base salary)	opportunity ($)	(as a % of target)	Actual Award ($)

Joseph C. Adams	50%	262,500	171%	450,000
Matthew D. Mullet	50%	165,000	170%	280,000
Dennis V. O’Leary	50%	165,000	170%	280,000
Robert B. Fuller	40%	106,000	156%	165,000
Donn C. Costa	50%	165,000	100%	165,000

Long-Term Equity Incentive Plan

In 2018, our Board of Directors unanimously adopted, and shareholders approved, the FS Bancorp, Inc. 2018 Equity Incentive Plan. The purposes of the plan are: (1) to promote the long-term growth and profitability of FS Bancorp; (2) to attract and retain individuals of outstanding competence; and (3) to provide participants with incentives that are closely linked to the interests of all shareholders of FS Bancorp. Stock-based award grants align the interests of executives with those of shareholders. When FS Bancorp performs well, executives are rewarded along with other shareholders. We believe that stock-based awards are of great value in recruiting and retaining highly qualified personnel who are in great demand.

The table below shows the grant date fair value of long-term equity incentive awards granted to each of the named executive officers on August 15, 2022:

Officer	Restricted stock ($)	Stock options ($)	Total grant date fair value ($)

Joseph C. Adams	232,050	160,650	392,700
Matthew D. Mullet	139,230	96,390	235,620
Dennis V. O’Leary	139,230	96,390	235,620
Robert B. Fuller	55,692	38,286	93,978
Donn C. Costa (1)	—	—	—

(1) Mr. Costa did not receive a long-term equity incentive in 2022.

Stock options provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive shareholder value creation because they only provide value to the named executive officers if the price of FS Bancorp’s stock appreciates over time. Specifically, the value of the award depends on the price of FS Bancorp’s common stock in the future as compared to the exercise price of the options granted. There can be no assurance that any value will actually be realized. Stock options typically vest in 20% increments on each of the first five anniversaries of the date of grant. These stock options are also contingent upon the continued employment of the named executive officer through each vesting date. Termination of employment for any reasons other than death, disability or a change in control results in the forfeiture of any unvested options.

Restricted stock awards are intended to provide the named executive officers with the economic equivalent of a direct ownership interest in FS Bancorp during the vesting period and provide us with significant retention security regardless of post-grant share price volatility. Grants of restricted stock awards vest in 20% increments on each of the first five anniversaries of the date of grant, with the exception of awards to Mr. Fuller, which vest in equal installments of 50% per year beginning on August 15, 2023. Termination of employment for any reasons other than death, disability or a change in control results in the forfeiture of any unvested shares. More information about equity awards made during 2022 is set forth in the Grants of Plan-Based Awards and Outstanding Equity Awards tables that follow.

Other Benefits

401(k) Plan. 1st Security Bank offers a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code. Generally, all employees, as of the first day of the month following the commencement of employment, who have attained age 18, are eligible to make 401(k) contributions. During 2022, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 90% of their annual salary, up to a maximum of $20,500. In addition, participants who have attained age 50 may defer an additional $6,500 annually as a 401(k) “catch-up” contribution. All contributions made by participants are either before-tax contributions or after-tax “Roth 401(k) contributions,” as elected by the participant. We have the ability to match 401(k) contributions. During 2022, we matched 100% of participant contributions up to 3% of the participant’s annual salary and 50% of participant contributions on the next 2% of the participant’s annual salary. We may also make a discretionary profit-sharing contribution under the 401(k) Plan, though no such contribution was made in 2022. All participant 401(k) contributions and earnings, as well as all matching and profit-sharing contributions and earnings, are fully and immediately vested.

ESPP. In May 2022, we adopted the FS Bancorp, Inc. Nonqualified 2022 Stock Purchase Plan (“ESPP”), which was approved by shareholders at the 2022 annual meeting of shareholders. The ESPP provides employees, directors and independent contractors of FS Bancorp, Inc. and designated subsidiaries (collectively, “service providers”) with an opportunity to purchase up to $28,000 worth of FS Bancorp common stock annually with FS Bancorp providing a 25% matching stock purchase (up to $7,000 annually). The ESPP offers a convenient means for employees and specified service providers who might not otherwise purchase and hold our common stock to do so, and for the matching stock purchase feature to provide a meaningful incentive to participate. We believe that our employees and specified service providers’ continuing economic interest, as shareholders, in our performance and success will contribute to our long-term success. 1st Security Bank made $101,764 in matching contributions in 2022.

General Benefits and Perquisites. Our named executive officers only receive typical perquisites such as medical and dental benefits, group term life insurance, and short- and long-term disability protection. They do not receive any special perquisites such as golf memberships, etc.

Other Policies and Guidelines

Stock Ownership Requirements. Stock ownership guidelines are a key vehicle for aligning the interests of management with those of our shareholders. Executive officers must own FS Bancorp common stock, based on the value of FS Bancorp common stock as a multiple of base salary.

Position	Stock value as a multiple of base salary
Chief Executive Officer	3x
Executive officer (other than CEO)	1x

Shares counted toward the stock ownership requirement include those held directly or through a broker, shares held in the Employee Stock Ownership Plan, the 401(k) Plan, vested stock options and restricted stock with time-based vesting. Once the minimum ownership requirement is met, officers must maintain the required ownership amounts and compliance will be calculated annually. Each director and executive officer is required to retain 50% of net after tax shares acquired upon the exercise of stock options or vesting of restricted stock until the stock ownership requirement is met. Exceptions may apply for donations of stock and for sales or divisions of property in the case of divorce, disability or death, or other limited circumstances.

Executive officers have five years from their appointment to comply with the applicable stock ownership requirement. Each of the named executive officers was in compliance with these guidelines as of December 31, 2022.

Clawback Policy. We maintain a clawback policy which provides the Board with the authority to withhold and/or recoup bonuses based on the occurrence of one or more of the following:

●	Fraud as determined by internal or external audit or examination. Fraud is defined for this policy as any intentional deception made for personal gain or to damage 1st Security Bank or another person.
●	A material error occurred in the financial statements requiring restatement.
●	A loss or other injury to FS Bancorp’s or 1st Security Bank’s reputation triggered by a participant taking one or more imprudent risks. Examples of such risk-taking include making an out-of policy loan without proper approvals, investing in inferior grade securities to gain a higher return rate or approving significant loan production that ultimately requires the Bank to suffer substantial financial losses which should have been foreseen through proper due diligence. Note that the taking of the imprudent risk is in and of itself grounds to trigger the claw-back. Actual monetary loss is not a requirement under this policy.
●	Violation of FS Bancorp and 1st Security Bank’s Code of Ethics.
●	Violation of 1st Security Bank’s Core Values.

We intend to adopt a revised clawback policy in compliance with final rules from Nasdaq when they become effective.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amounts of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid over $1 million in any taxable year to the Chief Executive Officer and the other “covered employees” as defined in the rule. Under the tax laws in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was deductible without regard to this limitation. Effective for tax years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based exemption, subject to a special rule that grandfathers certain awards and agreements that were in effect on November 2, 2017. While considering tax deductibility as only one of several considerations in determining compensation, the Compensation Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to FS Bancorp that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

Compensation Risk Review

It is our belief that a significant portion of an executive’s total compensation should be variable “at risk” compensation, meaning it is tied to the Bank’s financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of FS Bancorp and its shareholders. Therefore, the Compensation Committee annually reviews all plans and policies (applicable to executives and employees below the executive level) for attributes that could cause excessive risk-taking. We believe our programs and policies do not encourage excessive risk-taking because: (1) the salary component of our program is a fixed amount; (2) a significant element of our executive officers’ compensation is delivered in the form of equity ownership, which aligns the interest of our executives with those of our shareholders; and (3) the annual cash-based incentive plan and long-term incentive plans are designed with risk-mitigating characteristics. The risk-mitigating characteristics of the incentive plans include (1) award payouts based on the attainment of various and continually evolving corporate financial objectives which diversify risks associated with a single indicator of performance, (2) equity-based incentives encourage a longer-term focus, (3) risk-mitigating policies such as insider trading and hedging prohibitions and clawbacks, and (4) review and approval of final awards by the Compensation Committee (and the independent members of the full Board in the case of the Chief Executive Officer), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Compensation Committee:	Michael J. Mansfield (Chair)
Marina Cofer-Wildsmith
Ted A. Leech
Joseph P. Zavaglia

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2022, 2021, and 2020.

				Stock	Option	All Other
				Awards	Awards	Compensa-
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(2)	tion ($)(3)	Total ($)

Joseph C. Adams	2022	494,904	450,000	232,050	160,650	27,224	1,364,828
Chief Executive Officer	2021	475,000	825,000	283,680	256,560	36,603	1,876,843
	2020	475,000	975,000	204,960	114,480	32,041	1,801,481

Matthew D. Mullet	2022	330,000	280,000	139,230	96,390	20,321	865,941
Chief Financial Officer	2021	330,000	580,000	177,300	160,350	33,149	1,280,799
	2020	330,000	830,000	109,935	61,414	30,348	1,360,193

Dennis V. O’Leary (4)	2022	330,000	280,000	139,230	96,390	18,037	863,657
Chief Lending Officer	2021	330,000	730,000	177,300	160,350	33,381	1,431,031

Robert B. Fuller (5)	2022	249,952	165,000	55,692	38,286	18,082	527,012
Chief Credit Officer

Donn C. Costa	2022	330,000	165,000	—	—	26,917	521,917
Executive Vice President,	2021	330,000	930,000	—	—	34,941	1,294,941
Home Lending	2020	330,000	1,330,000	109,935	61,414	31,477	1,862,844
(1)	Consists of the annual incentive award and the performance award described above under “Compensation Discussion and Analysis – 2022 Executive Compensation Program – Annual Incentive Compensation” and “–Performance Award and Non-Competition Agreement.”
(2)	Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 19 of the Notes to Consolidated Financial Statements in FS Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022.
(3)	For 2022, consists of the following:

	401(k) match	ESPP	Life insurance	Dividends on
	($)	contribution ($)	premiums ($)	restricted stock ($)

Joseph C. Adams	12,200	2,500	1,153	11,371
Matthew D. Mullet	12,200	2,500	937	4,684
Dennis V. O’Leary	12,200	—	1,153	4,684
Robert B. Fuller	12,200	625	1,573	3,684
Donn C. Costa	12,200	7,000	1,163	6,554

(4)Mr. O’Leary was not a named executive officer in 2020.
(5)Mr. Fuller was not a named executive officer in 2021 or 2020.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for 2022.

		All other stock	All other option
		awards: Number of	awards: Number of	Exercise or base	Grant date fair
	Grant	shares of stock or	securities underlying	price of option	value of stock and
Name	date	units (#)(1)	options (#)(1)	awards ($/Sh)	option awards (2)

Joseph C. Adams	08/15/22	7,500	22,500	30.94	392,700
Matthew D. Mullet	08/15/22	4,500	13,500	30.94	235,620
Dennis V. O’Leary	08/15/22	4,500	13,500	30.94	235,620
Robert B. Fuller	08/15/22	1,800	5,400	30.94	93,978
Donn C. Costa (3)	—	—	—	—	—
(1)	Awards vest in equal installments of 20% per year beginning on August 15, 2023, with the exception of Mr. Fuller’s awards, which vest in equal installments of 50% per year beginning on August 15, 2023.
(2)	Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 19 of the Notes to Consolidated Financial Statements in FS Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022.
(3)	Mr. Costa did not receive any equity awards in 2022.

Outstanding Equity Awards

The following table shows information regarding outstanding equity awards as of December 31, 2022 for the named executive officers.

	Option Awards (1)					Stock Awards (1)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Grant	Options (#)	Options (#)	Exercise	Expira-	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Price ($)	tion Date	Vested (#)	Vested ($)(2)

Joseph C. Adams	08/15/18	36,480	9,120	29.30	08/15/28
	08/15/19	14,400	9,600	24.37	08/15/29
	08/14/20	11,520	17,280	21.35	08/14/30
	08/13/21	4,800	19,200	35.46	08/13/31
	08/15/22	—	22,500	30.94	08/15/32	25,140	840,682

Matthew D. Mullet	08/15/18	7,680	1,920	29.30	08/15/28
	08/15/19	7,470	4,980	24.37	08/15/29
	08/14/20	6,180	9,270	21.35	08/14/30
	08/13/21	3,000	12,000	35.46	08/13/31
	08/15/22	—	13,500	30.94	08/15/32	13,730	459,131

Dennis V. O’Leary	08/15/18	7,680	1,920	29.30	08/15/28
	08/15/19	7,470	4,980	24.37	08/15/29
	08/14/20	6,180	9,270	21.35	08/14/30
	08/13/21	3,000	12,000	35.46	08/13/31
	08/15/22	—	13,500	30.94	08/15/32	13,730	459,131

Robert B. Fuller	08/15/18	—	1,920	29.30	08/15/28
	08/15/19	—	2,656	24.37	08/15/29
	08/14/20	—	4,944	21.35	08/14/30
	08/13/21	1,500	6,000	35.46	08/13/31
	08/15/22	—	5,400	30.94	08/15/32	8,080	270,195

Donn C. Costa	08/15/18	29,440	7,360	29.30	05/15/28
	08/15/19	7,470	4,980	24.37	08/15/29
	08/14/20	6,180	9,270	21.35	08/14/30	6,590	220,369
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20% vesting one year after the grant date, with the exception of the awards made to Mr. Fuller on August 15, 2022, which vest pro rata over a two-year period from the grant date, with the first 50% vesting on August 15, 2023.
(2)	Amounts are based on FS Bancorp’s common stock closing price of $33.44 on December 30, 2022, the last day of trading in 2022.

Option Exercises and Stock Vested

The following table shows the value realized upon the exercise of stock options and the vesting of stock awards for the named executive officers during the year ended December 31, 2022.

	Option awards		Stock awards
	Number of shares	Value realized on	Number of shares	Value realized on
Name	acquired on exercise (#)	exercise ($)	acquired on vesting (#)	vesting ($)

Joseph C. Adams	—	—	7,400	228,956
Matthew D. Mullet	3,090	36,678	3,340	103,340
Dennis V. O’Leary	—	—	3,340	103,340
Robert B. Fuller	4,896	29,734	2,468	76,360
Donn C. Costa	3,090	36,462	3,700	114,478

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death. In addition, our equity plans also provide for potential payments upon termination. The following table shows, as of December 31, 2022, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

			Involuntary	Change in
	Death ($)	Disability ($)	Termination ($)	Control ($)

Joseph C. Adams
Severance Agreement	—	—	1,050,000	1,050,000
Equity Awards (1)	1,230,676	1,230,676	—	1,230,676

Matthew D. Mullet
Change of Control Agreement	—	—	—	330,000
Equity Awards (1)	658,073	658,073	—	658,073

Dennis V. O’Leary
Change of Control Agreement	—	—	—	330,000
Equity Awards (1)	658,073	658,073	—	658,073

Robert B. Fuller
Change of Control Agreement	—	—	—	265,000
Equity Awards (1)	431,763	431,763	—	431,763

Donn C. Costa
Change of Control Agreement	—	—	—	330,000
Equity Awards (1)	408,083	408,083	—	408,083
(1)	Amounts are based on FS Bancorp’s common stock closing price of $33.44 on December 30, 2022, the last day of trading in 2022.

Severance Agreement for Chief Executive Officer. 1st Security Bank entered into a severance agreement with Mr. Adams. The agreement provides that if (1) the Bank terminates Mr. Adams’ employment other than for cause, (2) Mr. Adams terminates his employment for “good reason” or (3) there is a change in control of the Bank, Mr. Adams would be entitled to receive from the Bank a lump sum payment equal to 24 months of his base compensation. “Good reason” means any one or more of the following: (1) reduction of Mr. Adams’ salary or elimination of any significant compensation, unless generally applicable to similarly-situated employees; (2) assignment to Mr. Adams without his consent any authorities or duties materially inconsistent with his position as of the date of the severance agreement; and (3) a relocation or transfer that would materially increase Mr. Adams’ commute.

Change of Control Agreements. 1st Security Bank entered into change in control agreements with Messrs. Mullet, O’Leary, Fuller and Costa. These agreements provide that if there is a change in control of the Bank during the term of the agreement, the executive will be entitled to a severance payment if the executive suffers an involuntary termination within six months preceding or twelve months following the change in control. The severance payment will be twelve months of the executive’s then current salary, paid in a lump sum within 45 days of the termination. “Involuntary termination” means (1) termination of the executive’s employment other than for cause, (2) a reduction of the executive’s base salary, unless generally applicable to all senior officers of the Bank (any reduction for Mr. Mullet), (3) a material adverse change in the executive’s benefits, contingent benefits or vacation, unless generally applicable to all senior officers of the Bank, (4) a relocation of more than 20 miles from Mountlake Terrace, Washington (50 miles for Mr. Mullet) or (5) a material demotion of the executive, including but not limited to a material diminution of the executive’s title, duties or responsibilities. Receipt of the severance payment is conditioned upon the executive signing a severance agreement containing a comprehensive release of claims.

Equity Awards. The 2013 Equity Incentive Plan and the 2018 Equity Incentive Plan provide for acceleration of awards if a recipient of an award terminates service early as a result of death or disability. The 2013 Equity Incentive Plan also provides that in connection with an actual change in control, all unexercisable options will become fully exercisable and all unvested awards of restricted stock will vest in full. The 2018 Equity Incentive Plan provides that if a change in control occurs prior to the vesting date of an award that is outstanding on the change in control date, and the participant experiences an involuntary separation from service, other than a termination for cause, during the 365-day period following the change in control date, then the vesting date for such non-vested outstanding award will be accelerated to the date of the participant’s involuntary separation from service. However, if upon a change in control the successor to FS Bancorp either does not assume the outstanding award or replace it with an award that is determined by the Compensation Committee to be at least equivalent in value to the outstanding award on the change in control date, then the vesting date of such outstanding award will be accelerated to the change in control date.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Mansfield, Cofer-Wildsmith, Leech and Zavaglia. No members of this Committee were officers or employees of FS Bancorp or its subsidiaries during the year ended December 31, 2022 or as of March 24, 2023, nor were they formerly officers or had any relationships otherwise requiring disclosure.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted Item 402(u) of Regulation S-K, requiring annual disclosure of the ratio of the annual total compensation of the Chief Executive Officer to the median employee’s annual total compensation. For 2022, this information is as follows:

Mr. Adams, Chief Executive Officer, annual total compensation:	$1,364,828
Median employee annual total compensation:	$61,845
Ratio of Chief Executive Officer to median employee compensation:	22 to 1

In determining the median employee, we used a listing of all full time employees, excluding our Chief Executive Officer, as of December 31, 2022. To identify our median employee, we used the reported W-2 income for 2022 of all full-time employees, including 401k and ESPP matching contributions, as our consistently applied compensation measure.

As a result of the flexibility permitted by Item 402(u), the method we used to determine our median employee may differ from the methods used by our peers, so the ratios may not be comparable.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act, and item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our principal executive officer (“PEO”), Mr. Adams, and the named executive officers (“NEOs”) excluding Mr. Adams (non-PEO NEOs) and certain financial performance metrics of FS Bancorp using the methodology that has been prescribed by the SEC. Refer to the Compensation Discussion and Analysis in this proxy statement for a complete description of how executive compensation relates to Bank performance and how the Compensation Committee makes its decision.

					Value of Initial Fixed $100 Investment Based on:
			Average
	Summary		Summary	Average		Peer Group
	Compensation		Compensation	Compensation	Total	Total
	Table Total	Compensation	Table Total	Actually Paid	Shareholder	Shareholder	Net	Return
	for PEO	Actually Paid	for non-PEO	to non-PEO	Return	Return	Income	on
Year	($)(1)	to PEO ($)(2)	NEOs ($)(1)	NEOs ($)(3)	(4)($)	(4)($)	($ in millions)	Assets (5)(%)

2022	1,364,828	1,246,692	694,632	435,130	111.93	111.46	29.6	1.22%
2021	1,876,843	2,345,458	1,362,986	1,921,658	109.29	126.43	37.4	1.71%
2020	1,801,481	1,322,596	1,611,519	1,248,859	87.59	90.82	39.3	2.02%
(1)

The PEO for 2022, 2021 and 2020 is Joseph C. Adams. The non-PEO NEOs for 2022 are Matthew D. Mullet, Dennis V. O’Leary, Robert B. Fuller and Donn C. Costa. In 2021 and 2020, FS Bancorp was a smaller reporting company. The non-PEO NEOs for 2021 are Dennis V. O’Leary and Donn C. Costa. The non-PEO NEOs for 2020 are Matthew D. Mullet and Donn C. Costa.

(2)

The following amounts were deducted from/added to summary compensation table total compensation in accordance with the SEC-mandated adjustments to calculate compensation actually paid to our PEO. The fair value of stock awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

	Year
	2020	2021	2022
Summary compensation table total for PEO	$1,801,481	$1,876,843	$1,364,828
Deduct grant date fair value of equity awards granted in fiscal year	(278,466)	(540,244)	(392,639)
Add fair value at fiscal year end of outstanding and unvested equity awards granted in fiscal year	431,821	418,251	453,660
Add change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(448,661)	393,271	(47,482)
Add change in fair value as of vesting date of equity awards granted in prior fiscal years for which applicable vesting conditions were satisfied during the fiscal year	(183,578)	197,337	(131,675)
Compensation actually paid to PEO	1,322,596	2,345,458	1,246,692

(3)

The following amounts were deducted from/added to average summary compensation table total compensation in accordance with the SEC-mandated adjustments to calculate average compensation actually paid to our non-PEO NEOs. The fair value of stock awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

	Year
	2020	2021	2022
Average summary compensation table total for non-PEO NEOs	$1,611,519	$1,362,986	$694,632
Deduct grant date fair value of equity awards granted in fiscal year	(314,088)	(337,652)	(565,153)
Add fair value at fiscal year end of outstanding and unvested equity awards granted in fiscal year	519,752	253,836	653,270
Add change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(394,184)	426,402	(114,353)
Add change in fair value as of vesting date of equity awards granted in prior fiscal years for which applicable vesting conditions were satisfied during the fiscal year	(174,139)	216,085	(233,266)
Average compensation actually paid to non-PEO NEOs	1,248,859	1,921,658	435,130

(4)	Total shareholder return (“TSR”) assumes $100 invested in FS Bancorp common stock and the S&P U.S. SmallCap Banks Index on December 31, 2019 with all dividends reinvested.
(5)	We determined that return on assets is the most important financial measure used to link compensation actually paid to our NEOs for the most recently completed fiscal year to company performance.

Most Important Financial Performance Measures. As required by the SEC’s rules, the following is a list of the most important financial measures used to link “compensation actually paid” to our performance. The roles of each of these performance measures in our executive compensation programs is more thoroughly discussed in the Compensation Discussion and Analysis in this proxy statement, along with a description of how executive compensation relates to our performance and how the Compensation Committee makes its decisions.

●	Net Income
●	Net Interest Margin
●	Efficiency Ratio
●	Return on Assets
●	Relative Total Shareholder Return

Descriptions of the Information Presented in the Pay Versus Performance Table. The illustrations below compare “compensation actually paid” (as calculated in accordance with the SEC’s rules) and the following measures:

●FS Bancorp’s cumulative TSR and the peer group’s cumulative TSR;
●FS Bancorp’s Net Income; and
●FS Bancorp’s Return on Assets.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to periodically include in our annual meeting proxy statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of FS Bancorp’s executives as disclosed in this proxy statement. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of FS Bancorp’s named executive officers as disclosed in the compensation tables and related material in the proxy statement for the 2023 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, consider the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of FS Bancorp and 1st Security Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders. Our Board of Directors believes that our compensation policies and procedures achieve these objectives. The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

AUDIT COMMITTEE MATTERS

The Audit Committee operates pursuant to a charter approved by our Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, the system of internal controls established by management and the audit process. The Audit Committee charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent registered public accounting firm, the internal audit department and management of FS Bancorp.

The Audit Committee of the FS Bancorp Board of Directors reports as follows with respect to FS Bancorp’s audited financial statements for the fiscal year ended December 31, 2022:

●	The Audit Committee has reviewed and discussed the 2022 audited financial statements with management;
●	The Audit Committee has discussed with the independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;
●	The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence from FS Bancorp; and
●	The Audit Committee has, based on its review and discussions with management of the 2022 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that FS Bancorp’s audited financial statements for the year ended December 31, 2022 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:Ted A. Leech (Chair)

Pamela M. Andrews

Michael J. Mansfield

Marina Cofer-Wildsmith

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2023 and that appointment is being submitted to shareholders for ratification. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of FS Bancorp and our shareholders. Moss Adams LLP served as our independent registered public accounting firm for the year ended December 31, 2022 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.

The following table sets forth the aggregate fees billed to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2022 and 2021.

	Year Ended
	December 31,
	2022	2021
Audit Fees	$428,776	$360,000
Audit-Related Fees (1)	114,384	87,644
Tax Fees (2)	45,401	36,829
All Other Fees	—	—
	$588,561	$484,473
(1)	Audit-related fees include services and costs in connection with FS Bancorp’s quarterly reviews and compliance audits.
(2)	Tax fees include services and costs in connection with preparation of FS Bancorp’s federal tax return and assistance with state and local tax matters.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services in connection with its annual review of its charter. In considering non-audit services, the Audit Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. All of the services provided by Moss Adams LLP in the year ended December 31, 2022 were approved by the Audit Committee.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of FS Bancorp’s common stock. In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Our annual report to shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date. Any shareholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary, FS Bancorp, Inc., 6920 220th Street SW, Mountlake Terrace, Washington 98043. The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at next year’s annual meeting of shareholders must be received at the executive office at 6920 220th Street SW, Mountlake Terrace, Washington 98043, no later than December 12, 2023 to be considered for inclusion in the proxy materials and the form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be delivered by April 25, 2023. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice. The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Matthew D. Mullet

MATTHEW D. MULLET
SECRETARY

Mountlake Terrace, Washington
April 10, 2023

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week You may vote by Internet or telephone, or by completing and returning this proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE – www.proxypush.com/FSBW Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 24, 2023. Scan the code below for mobile voting. ( PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 24, 2023. * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by telephone, you do NOT need to mail back this Proxy Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 FS BANCORP, INC. 2023 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. ■X Please do not write outside the designated area. If voting by mail, sign, detach and return the bottom portion in the envelope provided. PROPOSALS – The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2 and 3. 1. Election of two directors to each 01 Michael J. Mansfield ■ Vote FOR all nominees ■ Vote WITHHELD serve for a three-year term. 02 Margaret R. Piesik (except as marked) from all nominees (Instructions: To withhold authority to vote for any individual nominee, write the number of the nominee in the box provided to the right.) 2. Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the proxy statement. ■ For ■ Against ■ Abstain 3. Ratification of the Audit Committee’s appointment of Moss Adams LLP as the independent registered public accounting firm for FS Bancorp, Inc. for 2023. ■ For ■ Against ■ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ■ Date _____________________________________ Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FS BANCORP, INC. Revocable Proxy This proxy is solicited by the Board of Directors for use at the annual meeting of shareholders to be held on Thursday, May 25, 2023. The above-signed hereby appoints the official Proxy Committee of the Board of Directors of FS Bancorp, Inc. (“FS Bancorp”) with full powers of substitution, as attorneys and proxies for the above-signed, to vote all shares of common stock of FS Bancorp which the above-signed is entitled to vote at the annual meeting of shareholders, to be held at the 1st Security Bank of Washington Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 25, 2023, at 2:00 p.m., local time, and at any and all adjournments thereof, as indicated. This proxy will be voted as directed but if no instructions are specified, this proxy will be voted FOR the election of our director nominees, and FOR Proposals 2 and 3. If any other business is presented at the annual meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve, matters incident to the conduct of the annual meeting and such other business as may properly come before the meeting. Should the above-signed be present and elect to vote at the annual meeting or at any adjournment thereof and after notification of the Secretary of FS Bancorp at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The above-signed acknowledges receipt from FS Bancorp prior to the execution of this proxy of the Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on May 25, 2023, a proxy statement dated on or about April 10, 2023 and the 2022 Annual Report to Shareholders. (Items to be voted appear on reverse side) Please sign, date and mail your proxy card in the envelope provided as soon as possible. FS BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, May 25, 2023 2:00 p.m., Local Time 1st Security Bank Administrative Office 6920 220th Street S.W. Mountlake Terrace, Washington Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 25, 2023. Our proxy statement and 2022 Annual Report to Shareholders are available free of charge at http://investorrelations.fsbwa.com/annual-report.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 FS BANCORP, INC. PROPOSALS – The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2 and 3. 1. Election of two directors to each 01 Michael J. Mansfield ■ Vote FOR all nominees ■ Vote WITHHELD serve for a three-year term. 02 Margaret R. Piesik (except as marked) from all nominees (Instructions: To withhold authority to vote for any individual nominee, write the number of the nominee in the box provided to the right.) 2. Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the proxy statement. ■ For ■ Against ■ Abstain 3. Ratification of the Audit Committee’s appointment of Moss Adams LLP as the independent registered public accounting firm for FS Bancorp, Inc. for 2023. ■ For ■ Against ■ Abstain THIS VOTE AUTHORIZATION FORM WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ■ Date _____________________________________ 2023 Annual Meeting Vote Authorization Form Using a black ink pen, mark your votes with an X as shown in this example. ■X Please do not write outside the designated area. If voting by mail, sign, detach and return the bottom portion in the envelope provided. Signature in Box Please sign exactly as your name appears on Vote Authorization Form. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week You may vote by Internet or telephone, or by completing and returning this vote authorization form. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your vote authorization form. : INTERNET/MOBILE – www.proxypush.com/FSBW Use the Internet to vote your vote authorization form until 11:59 p.m. (CT) on May 22, 2023. Scan the code below for mobile voting. ( PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your vote authorization form until 11:59 p.m. (CT) on May 22, 2023. * MAIL – Mark, sign and date your vote authorization form and return it in the postage-paid envelope provided. If you vote by Internet or by telephone, you do NOT need to mail back your Vote Authorization Form.

FS BANCORP, INC. Vote Authorization Form This proxy is solicited by the Board of Directors for use at the annual meeting of shareholders to be held on Thursday, May 25, 2023. The above-signed, a participant in the FS Bancorp, Inc. Employee Stock Ownership Plan (“Plan”), hereby directs the Plan Trustee to vote all shares of FS Bancorp, Inc. allocated to the above-signed’s account in the Plan as of March 24, 2023 which the above-signed is entitled to vote at the annual meeting of shareholders, to be held at the 1st Security Bank of Washington Administrative Office, located at 6920 220th Street SW, Mountlake Terrace, Washington, on Thursday, May 25, 2023, at 2:00 p.m., local time, and at any and all adjournments thereof, as indicated. This Vote Authorization Form will be voted as directed but if no instructions are specified, this Vote Authorization Form will be voted FOR the election of our director nominees, and FOR Proposals 2 and 3. If any other business is presented at the annual meeting, this proxy will be voted by the Trustee in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This Vote Authorization Form also confers discretionary authority to the Trustee to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve, matters incident to the conduct of the annual meeting and such other business as may properly come before the meeting. The above-signed acknowledges receipt from FS Bancorp prior to the execution of this Vote Authorization Form of the Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on May 25, 2023, a proxy statement dated on or about April 10, 2023 and the 2022 Annual Report to Shareholders. (Items to be voted appear on reverse side) Please sign, date and mail your Vote Authorization Form in the envelope provided as soon as possible. Vote authorization forms must be received by May 22, 2023. FS BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, May 25, 2023 2:00 p.m., Local Time 1st Security Bank Administrative Office 6920 220th Street S.W. Mountlake Terrace, Washington Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 25, 2023. Our proxy statement and 2022 Annual Report to Shareholders are available at https://investorrelations.fsbwa.com/annual-report.